Exhibit 3.32

MC-274795
Certificate Of Incorporation
I, V. DAPHENE WHITELOCKE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by
Noble Resources Limited
an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of January Two Thousand Thirteen
Given under my hand and Seal at George Town in the
Island of Grand Cayman this 17th day of January
Two Thousand Thirteen
Assistant Registrar of Companies,
Cayman Islands.